Exhibit 99.1
Contact:	Gualberto Ranieri 248-512-2277 (office) gualberto.ranieri@chrysler.com
September 6, 2011
New Appointments to the Chrysler Group LLC Board of Directors
Auburn Hills, Mich., Sep 6, 2011 — Chrysler Group LLC today announced that Léo W. Houle and John B. Lanaway were appointed to its Board as independent directors, effective immediately.
The new directors replace C. Robert Kidder, George F.J. Gosbee and Scott M. Stuart, who have decided to resign from the Board.
“It is with great pleasure that I welcome these respected and knowledgeable professionals to join our Board of Directors. Their leadership, insights and counsel will be invaluable in reinforcing our determination to achieve the financial targets outlined in our 2010-2014 Business Plan announced in November 2009,” said Sergio Marchionne, CEO of Chrysler Group LLC, who was elected Chairman of the Board.
“I also want to extend my gratitude to George and Scott for their support in putting the Company on a solid path, and in particular to Bob Kidder, who provided a solid point of reference in the last two years as Chairman of our Company. I thank them for their efforts and I wish them well,” Marchionne added.
“Repaying our governments’ loans six years early and refinancing our debt, reinforces our conviction that we are on the right path to rebuilding this Company and restoring it to its rightful place on the global automotive landscape within the framework of Chrysler’s global alliance with Fiat,” Marchionne said.
Léo W. Houle joins the Compensation and Leadership Development Committee and John B. Lanaway sits on the Audit Committee.
Ronald L. Thompson, who has served as a director since 2009, was elected as Lead Director.
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Biographies of new directors
Léo W. Houle was Chief Talent Officer of BCE Inc. and Bell Canada, Canada’s largest communications company, from June 2001 until his retirement in July 2008. Prior to joining BCE and Bell Canada, he was Senior Vice-President, Corporate Human Resources of Algroup Ltd., a Swiss-based diversified industrial company. From 1966 to 1987, Houle held various managerial positions with the Bank of Montreal, the last of which was Senior Manager, Human Resources Administration Centers. In 1987, he joined the Lawson Mardon Group Limited and served as Group Vice-President, Human Resources until 1994 when Algroup Ltd. acquired Lawson Mardon Group at which time he was appointed Head of Human Resources for the packaging division of Algroup and in 1997 Head of Corporate Human Resources of Algroup, Ltd. In 2006, Houle was elected a director of CNH, a world leader in the agricultural and construction equipment businesses that is a majority-owned subsidiary of Fiat Industrial S.p.A. Houle completed his studies at the College St-Jean in Edmonton, attended the Executive Development Program in Human Resources at the University of Western Ontario in 1987 and holds the designation of Certified Human Resources Professional (CHRP) from the Province of Ontario.
John B. Lanaway was Executive Vice President and Chief Financial Officer, North America, of McCann Erickson, one of the largest marketing communications networks in the world, from November 2007 until June 2011. From January 2001 to November 2007, he held similar positions at Ogilvy North America. Previously, he held the positions of Chief Financial Officer and Senior Vice President at Geac Computer Corporation Limited from 1999 to 2001; Chief Financial Officer of Algorithmics Incorporated from 1997 to 1999; and Senior Vice President and Chief Financial Officer at Spar Aerospace from 1995 to 1996. Beginning in 1985 to 1995, Lanaway held various positions with Lawson Mardon Group Limited, including Sector Vice President, Labels North America from 1993 to 1995; Group Vice President and Chief Financial Officer from 1989 to 1992; General Manager, Lawson Mardon Graphics from 1988 to 1989; and Vice President, Financial Reporting and Control from 1985 to 1987. At Deloitte & Touche, he served as Client Service Partner from 1980 to 1985 and as Student-Staff Accountant-Supervisor-Manager from 1971 to 1980. In 2006, Lanaway was elected a director of CNH, a world leader in the agricultural and construction equipment businesses that is a majority-owned subsidiary of Fiat Industrial S.p.A. He graduated from the Institute of Chartered Accountants of Ontario, C.A. and has a Bachelor of Arts degree from the University of Toronto.
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